Exhibit 10(c)

SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS

Gary L. McArthur

The intent of this Separation Agreement and Release of All Claims (this “Agreement”) is to mutually and finally resolve all matters relating to your employment with and separation from Harris Corporation (“Harris”). All matters between you and Harris have been settled and you have agreed to enter into a full and binding settlement releasing Harris from any and all liability, except as provided in Section 13 hereof.

1.	Separation Date. Your employment with Harris will end at close of business on February 28, 2014, (your “Separation Date”). Your last day providing services as Chief Financial Officer will be February 9, 2014. From that date until your Separation Date (your “Transition Period”), you agree to remain available to facilitate an orderly transition of your responsibilities, including to answer questions, provide information and perform such other services as reasonably requested. Your employment records will reflect that you are eligible for rehire at Harris. For purposes of post-separation benefits, your separation shall be treated as an involuntary separation.

2.	Transition Period Pay; Accrued Rights and Expenses. For services performed during the Transition Period, Harris will continue to pay you your annual base salary at the rate currently in effect (your “Transition Pay”). The Transition Pay will be paid to you in a lump sum on the Separation Payment Date (as defined in Section 3.) In addition, on the next regularly scheduled pay period following the Separation Date, you will be paid an amount equal to all accrued, but unpaid salary, and, subject to submission of proper receipts and compliance with expense reimbursement policies, all accrued, but unreimbursed business or travel expenses.

3.	Separation Pay. As a result of your separation from Harris, you will receive a lump sum amount equal to your current annual base salary of $585,000 (the “Separation Pay”). As set forth in Section 8, you will also be entitled to a Fiscal Year 2014 Annual Incentive Plan (“AIP”) payout equal to your full Fiscal Year 2014 AIP at target (rather than pro rata and rather than subject to Harris’ financial results and your individual performance against established goals). But for the application of the six-month delay under Section 409A of the Internal Revenue Code (“Section 409A”) due to your status as a Specified Employee (the “Specified Employee Requirement”), your Separation Pay would have been paid to you within sixty (60) days following your separation from service. Due to the Specified Employee Requirement, no separation pay may be paid to you during the period beginning on the date of your separation from service and ending on the date that is six months following the date of your separation from service (or if earlier, on the date of your death). Accordingly, your Separation Pay will be paid to you in a lump sum on September 2, 2014 (the “Separation Payment Date”) (or if earlier, within ninety (90) days following your death) and will be subject to withholdings and deductions. You acknowledge and agree that the payment described in this Section 3 is conditional on your timely executing and delivering this Agreement to Harris and not revoking the Release of All Claims set forth herein.

4.	Benefits Coverage. Effective as of the close of business on the Separation Date, you will cease to be eligible for the employee benefit plans, programs and arrangements maintained by Harris for its active employees in accordance with the applicable terms thereof. If you participate in the Medical, Dental, or Vision Care Plans, you will be offered the opportunity to elect continued coverage for yourself and your qualifying dependents in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). Harris will pay all premiums otherwise due under such plans for a period of up to twelve (12) months following the Separation Date. Following such twelve (12) month period, you may continue coverage for the remainder of the COBRA period at the full monthly cost plus a 2% administrative fee. If you do not elect COBRA, your healthcare benefits and participation will end on the Separation Date.

5.	Vacation Pay and Incidentals. As soon as practicable but no later than thirty (30) days following the Separation Date, Harris will pay you in a lump sum for any unused accrued vacation time as of your Separation Date, it being agreed that such amount is $112,500. In addition, Harris will pay you an additional $25,000 to cover incidental expenses in connection with your separation, $17,500 of which will be paid no later than thirty (30) days following the Separation Date and the remaining $7,500 will be paid to you on the Separation Payment Date.

6.	Retirement Plan Participation. Benefit accruals and contributions under the Retirement Plan and Supplemental Executive Retirement Plan, including matching contributions, will end as of the Separation Date; provided, however, that your deferral elections with respect to (i) the lump sum payment to you pursuant to Section 5 of this Agreement with respect to unused accrued vacation; and (ii) compensation payable to you pursuant to the Fiscal Year 2014 AIP as described in Section 8 of this Agreement, shall remain in full force and effect.

7.	Performance Reward Plan (PRP). The timing and amount of payment owed to you under the Fiscal Year 2014 PRP will be governed by the terms and conditions of that plan. Payment, if any, will be based on your Fiscal Year 2014 eligible earnings and will be made in September 2014. The Separation Pay you receive pursuant to this Agreement is not considered eligible earnings for purposes of the PRP.

8.	Annual Incentive Plan. In lieu of a pro-rated Fiscal Year 2014 AIP payout subject to Harris’ financial results and your individual performance against established goals, you will receive a Fiscal Year 2014 AIP payment equal to your full $417,000 Fiscal Year 2014 AIP at target. The timing of such payment will be governed by the terms and conditions of the AIP but in no event will such payment be made earlier than the Separation Payment Date.

9.	Stock Options. The vesting (if any) and exercisability of the stock options you hold as of the Separation Date will be governed by the terms of the applicable Harris Equity Incentive Plan(s) and terms and conditions thereunder in effect at the time of the grant. You will have ninety (90) days from the Separation Date to exercise vested options. Options not vested as of the Separation Date will be forfeited.

10.

Performance Unit Awards. Your outstanding performance unit awards which you hold as of the Separation Date will be governed by the terms of the applicable Harris Equity Incentive Plan(s) and terms and conditions thereunder in effect at the time of grant. The performance unit awards for the Fiscal 2012-2014 and Fiscal 2013-2015 cycles granted to you will be pro-rated through your Separation Date, and final payout of such performance unit awards shall remain subject to adjustment for Harris’ financial performance and to the extent payable, such awards will be settled in shares, less applicable withholdings, in September following the end of the applicable performance period. The performance unit award granted to you for the Fiscal 2014-2016 cycle will not satisfy the minimum one year vesting period and will be forfeited.

11.	Restricted Unit Awards. Your outstanding restricted unit award which you hold as of the Separation Date will, notwithstanding your separation and the terms and conditions initially applicable to such award, remain outstanding and eligible to vest, as if you had remained employed by Harris, as of the completion of the applicable restricted period. Except as modified by the provisions of this Section 11, such award will continue to be governed by the applicable Harris Equity Incentive Plan and terms and conditions thereunder in effect at the time of the grant. Such award will be settled in shares following the end of the applicable restricted period.

12.	Outplacement Assistance. You will be eligible for a twelve (12) month executive outplacement program (the “Program”) administered by Right Management Associates. Participation in the Program is voluntary, but must be elected by March 15, 2014. If you do not elect to participate in the Program, you will not receive cash in lieu thereof.

13.	No Further Benefits. Unless otherwise expressly provided herein or pursuant to applicable employee compensation or benefit arrangements, you will not be entitled to any pay, compensation, severance, insurance, or employment benefits from Harris after the Separation Date. You acknowledge and agree that the payments and benefits specified under this Agreement satisfy in their entirety any and all obligations of Harris to you under your Offer Letter, the Harris Corporation Severance Pay Plan, or any other severance program, policy or arrangement maintained by Harris or otherwise; provided, however, that nothing contained in this Agreement shall (i) release your rights to any benefits under the 401(k) Plan or with respect to the right to elect health care continuation under COBRA, (ii) release any entitlement to or with respect to indemnification which you may have pursuant to Harris’ bylaws, any policy of insurance maintained by Harris or otherwise under law, or (iii) be construed to release your rights under this Agreement or be construed to prohibit or restrict you in any manner from bringing appropriate proceedings to enforce this Agreement.

14.	Executive Change in Control Severance and Indemnification Agreements; Resignation from Office. You acknowledge that effective as of the Separation Date, based on this Agreement and the consideration you receive pursuant hereto, and notwithstanding any provision therein to the contrary, the Amended and Restated Executive Change in Control Severance Agreement between you and Harris dated December 23, 2008 (the “Change in Control Severance Agreement”) and the Indemnification Agreement between you and Harris dated November 1, 2012 (the “Indemnification Agreement”) are terminated in their entirety by mutual agreement and no longer have any force or effect. Notwithstanding the foregoing, obligations of Harris under the Indemnification Agreement with respect to your activity prior to the Separation Date shall continue in accordance with Section 26 of the Indemnification Agreement. You agree that no later than the Separation Date you will resign from any offices, directorships, trusteeships, committee memberships or other positions you hold with Harris or any of its affiliates. You agree to execute any documents provided by Harris to effectuate your resignation from such offices, directorships, trusteeships, committee memberships or other positions.

15.	Releasees. For purposes of this Agreement, “Releasees” include Harris and its subsidiaries and affiliated companies and their officers, directors, shareholders, employees, agents, representatives, plans, trusts, administrators, fiduciaries, insurance companies, successors, and assigns.

16.	Release of All Claims. You, on behalf of yourself and your personal and legal representatives, heirs, executors, successors and assigns, hereby acknowledge full and complete satisfaction of, and fully and forever waive, release, and discharge Releasees from, any and all claims, causes of action, demands, liabilities, damages, obligations, and debts (collectively referenced as “Claims”), of every kind and nature, whether known or unknown, suspected or unsuspected, that you hold as of the date you sign this Agreement, or at any time previously held, against any Releasee arising out of any matter whatsoever (except for breach of this Agreement). This release specifically includes, but is not limited to, any and all Claims:

a.	Arising out of or in any way related to your employment with or separation from Harris, or any contract or agreement between you and Harris, except as provided in Section 13 hereof;

b.	Arising under or based on: the Equal Pay Act of 1963 (EPA); Title VII of the Civil Rights Act of 1964 (Title VII); Section 1981 of the Civil Rights Act of 1866 (42 U.S.C. §1981); the Civil Rights Act of 1991 (42 U.S.C. §1981a); the Americans with Disabilities Act of 1990 (ADA); the Family and Medical Leave Act of 1993 (FMLA); the Genetic Information Nondiscrimination Act of 2008 (GINA); the National Labor Relations Act (NLRA); the Worker Adjustment and Retraining Notification Act of 1988 (WARN); the Uniform Services Employment and Reemployment Rights Act (USERRA); the Rehabilitation Act of 1973; the Occupational Safety and Health Act (OSHA); the Employee Retirement Income Security Act of 1974 (ERISA) (except claims for vested benefits, if any, to which you are legally entitled); the False Claims Act; Title VIII of the Corporate and Criminal Fraud and Accountability Act (18 U.S.C. §1514A) (Sarbanes-Oxley Act); the federal Whistleblower Protection Act and any state whistleblower protection statute(s); the Florida Civil Rights Act or any other fair employment practice statute(s) of any state, in each case as amended from time to time;

c.	Arising under or based on any other federal, state, county or local law, statute, ordinance, decision, order, policy or regulation prohibiting employment discrimination; providing for the payment of wages or benefits (including overtime and workers’ compensation); or otherwise creating rights or claims for employees, including, but not limited to, any and all claims alleging breach of public policy; the implied obligation of good faith and fair dealing; or any express, implied, oral or written contract, handbook, manual, policy statement or employment practice; or alleging misrepresentation; defamation; libel; slander; interference with contractual relations; intentional or negligent infliction of emotional distress; invasion of privacy; assault; battery; fraud; negligence; harassment; retaliation; or wrongful discharge; and

d.	Arising under or based on the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended by the Older Workers Benefit Protection Act (“OWBPA”), and alleging a violation thereof by any Releasee, at any time on or prior to the date this Agreement is executed.

17.

Filing an Action Despite Release. You agree that you will not file a civil action, lawsuit or administrative proceeding against any Releasee with respect to any of the Claims released herein (this does not include claims which, by law, cannot be waived). This provision prohibits you from recovering monetary or other relief in any legal proceeding brought by you or on your behalf, but does not apply to or limit your right to initiate or participate in an EEOC or other administrative proceeding in which you do not seek personal relief. This provision also does not preclude you from bringing suit to challenge the validity or enforceability of this Agreement under the ADEA, as amended by the OWBPA.

18.	Return of Property. You agree that, no later than your Separation Date, you will return to Harris all company information and property, in whatever form, including but not limited to laptop, phone, tablets, documents, records, reports, notebooks, drawings, photographs, technical data, credit cards, keys, equipment, computer software, supplies, or other information or property containing confidential or proprietary information of Harris or its affiliates, and you agree that you will not retain copies of same. You further certify that, no later than the Separation Date, you will permanently delete from your personal computers, tablets or storage devices any and all confidential or proprietary documents and/or information relating to Harris and its subsidiaries and affiliates.

19.	Confidentiality. You acknowledge that (i) while employed by Harris, you have had access to and/or acquired and assisted in the development of confidential and proprietary information, inventions, and trade secrets relating to the present and anticipated business and operations of Harris and its affiliates which is not generally known to the public, including without limitation: research projects; manufacturing processes; sales and marketing methods; business opportunities; marketing plans; sales forecasts and product plans; distributor and customer pricing information; personnel data regarding employees of Harris and its affiliates, including salaries; and other information of a similar confidential nature not available to the public (collectively, “Confidential Information”); and (ii) such Confidential Information has been disclosed to you in confidence and only for the use of Harris. You agree that at all times following the Separation Date, you shall keep secret and retain in strictest confidence, and shall not use or disclose, directly or indirectly, any Confidential Information; provided, however, that nothing in this Agreement shall prevent you from disclosing Confidential Information (i) that becomes publicly available other than as a result of a breach of this Agreement or (ii) in response to any subpoena or court order, provided, however, that prior to making any such disclosure, you shall provide Harris with written notice of the subpoena, court order or similar legal process sufficiently in advance of such disclosure to afford Harris a reasonable opportunity to challenge the subpoena, court order or similar legal process. The provisions of this Section 19 hereby supersede and amend the confidentiality restrictions contained in the equity awards granted to you by Harris on August 22, 2013 or in any other confidentiality agreement or agreement containing confidentiality provisions entered into between you and Harris.

20.

Non-Solicitation. In consideration of the benefits and payments to be made to you under this Agreement and for other good and valuable consideration, the receipt and sufficiency of which you hereby acknowledge, commencing on the date hereof and continuing through February 28, 2015, you shall not, in any manner, directly or indirectly (without the prior written consent of an authorized executive officer of Harris): (i) “Solicit” (as hereinafter defined) any “Customer” (as hereinafter defined) to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with Harris or any of its subsidiaries, (ii) transact business with any Customer that would cause you to be engaged in or be associated with a Competitive Enterprise, (iii) interfere with or damage any business relationships of Harris or its subsidiaries, including, but not limited to, any relationships between Harris or its subsidiaries and a Customer (as defined below), (iv) Solicit anyone who is then an employee of Harris or any of its subsidiaries (or who was an employee of Harris or any of its subsidiaries within the prior 12 months) to resign from Harris or any of its subsidiaries or to apply for or accept employment with any other business or enterprise, or (v) Solicit for employment or personally hire any anyone who is then an employee of Harris or any of its subsidiaries (or who was an employee of Harris or any of its subsidiaries within the prior 12 months other than any employee whose employment was involuntarily terminated by Harris at least six months prior to such solicitation or hiring). For purposes of this Agreement, a “Customer” means any customer or prospective customer of Harris or its subsidiaries whose identity became known to you in connection with your relationship with or employment by Harris or its subsidiaries, and “Solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any action. The provisions of this Section 20 hereby supersede and amend any other non-solicit agreement(s), or agreements containing non-solicit provisions, between you and Harris, including but not limited to: (i) your Employee Agreement, which you signed on October 20, 2012, and (ii) the terms and conditions of equity awards granted to you after July 3, 2010.

21.	Non-Disparagement. You agree that, from and after the Separation Date, you will not directly or indirectly (either through your own efforts or through the efforts of any third person) make or publish, or cause to be made, any statement, observation or opinion, whether oral or written, that (a) criticizes, disparages, defames, or otherwise impugns the character, integrity or reputation of any of the Releasees or Harris’ products or services; or (b) accuses or implies that Harris or any of the Releasees engaged in any wrongful, unlawful or improper conduct, whether relating to your employment with Harris (or the termination thereof), the business or operations of Harris, or otherwise. Harris agrees that it shall instruct each member of its executive committee to not, directly or indirectly (either through such person’s own efforts or through the efforts of any third person) make or publish, or cause to be made, any statement, observation or opinion, whether oral or written, to a third party that (a) criticizes, disparages, defames, or otherwise impugns your character, integrity or reputation or (b) accuses or implies that you engaged in any wrongful, unlawful or improper conduct, whether relating to your employment with Harris (or the termination thereof), the business or operations of Harris, or otherwise. The above shall not preclude you or Harris from providing truthful testimony in response to legal subpoena or as required by law, provided that the other party is given notice of such subpoena and that you or Harris, as appropriate, reasonably cooperates with the other party in any action you or Harris may bring to limit or restrict the scope of the disclosure. The provisions of this Section 21 hereby supersede and amend the non-disparagement restrictions contained in the equity awards granted to you by Harris on August 22, 2013 and any other non-disparagement agreements or agreements containing non-disparagement provisions between you and Harris

22.

Non-Competition. In consideration of the benefits and payments to be made to you under this Agreement and for other good and valuable consideration, the receipt and sufficiency of which you hereby acknowledge, commencing on the date hereof and continuing through February 28, 2015, you shall not, directly or indirectly (without Harris’ prior written consent): (i) hold a five percent (5%) or greater equity (including stock options, whether or not exercisable), voting or profit participation interest in a “Competitive Enterprise” (as hereinafter defined), or (ii) associate (including as a director, officer, employee, partner, consultant, agent or advisor) with a Competitive Enterprise and in connection with your association engage, or directly or indirectly manage or supervise personnel engaged, in any activity: (A) that is substantially related to any activity that you were engaged in with Harris or its subsidiaries during the 12 months prior to the Separation Date, (B) that is substantially related to any activity for which you had direct or indirect managerial or supervisory responsibility with Harris or its subsidiaries during the 12 months prior to the Separation Date, (C) that calls for the application of specialized knowledge or skills substantially related to those used by you in your activities with Harris or its subsidiaries, or (D) that involves any customer or business relationship you developed during your employment with Harris or any of its subsidiaries. “Competitive Enterprise” means any business enterprise that either (i) engages in any activity conducted anywhere in the world which is the same as, similar to or otherwise competitive with one or more of the following Harris business units: (A) RF Communication, including the U.S. Department of Defense and International Tactical Communications; (B) Public Safety and Professional Communications; (C) IT Services; (D) Managed Satellite and Terrestrial Communications Solutions; (E) Healthcare Solutions; (F) Civil Programs; (G) Defense Programs; or (H) National Intelligence Programs (however such units may be subsequently denominated or reorganized), or (ii) holds a five percent (5%) or greater, equity, voting or profit participation interest in any enterprise that engages in such activity. Notwithstanding the foregoing, nothing contained in this Section 22 shall prohibit you from associating (including as a director, officer, employee, partner, consultant, agent or advisor) with a Competitive Enterprise, provided that you are not engaged or any way involved in, have no direct or indirect managerial or supervisory authority over, and have no access to confidential or proprietary information in any way relating to any activities conducted by such Competitive Enterprise that competes (in products or services) directly or indirectly with any of the business units described in this Section 22. The provisions of this Section 22 hereby supersede and amend the non-competition restrictions contained in the equity awards granted to you by Harris on August 22, 2013 or any other non-competition agreement or agreement containing non-competition provisions between you and Harris.

23.	Breach of Agreement. If you file or permit to be filed any civil action, lawsuit, or administrative proceeding against any Releasee seeking personal legal or equitable relief in connection with any matter relating to your employment with or separation from Harris, or otherwise breach a provision of this Agreement, in addition to any other rights, remedies, or defenses Harris or the other Releasees may have, Harris may: (1) immediately terminate this Agreement, if still in effect, without further obligation or liability to you of any kind; (2) recover from you the aggregate dollar value of all pay, insurance, and other benefits provided to you following the Separation Date; and (3) recover from you all damages, costs and expenses, including reasonable attorneys’ fees and costs, incurred by Harris or the other Releasee(s) in defending such civil action, lawsuit or administrative proceeding or in connection with such breach. You further agree that any breach or threatened breach by you, intentional or otherwise, of the non-solicitation, non-competition or other provisions of this Agreement, including Sections 19, 20, 21, and 22 will entitle Harris, in addition to other available remedies, to a temporary or permanent injunction or any other appropriate degree of specific performance (without bond or security being required) in order to enjoin such breach or threatened breach.

24.	No Admission of Liability. By entering into this Agreement, Harris does not admit to, and expressly denies, any liability or wrongdoing. In addition, you acknowledge and agree that this Agreement may not be used as evidence to claim or prove any alleged wrongdoing by Harris, other than failure to comply with the terms of this Agreement.

25.	Acknowledgement of ADEA Rights. You acknowledge as follows:

a.	You are advised to consult with an attorney or other representative of your choice prior to signing this Agreement;

b.	By executing this Agreement, you waive all rights or claims, if any, that you have or may have against any Releasee under the ADEA, as amended by the OWBPA, and under any state or local laws prohibiting age discrimination;

c.	You are waiving rights and claims that you may have under the ADEA in exchange for consideration that is additional to anything of value to which you are already entitled;

d.	You are not waiving rights and claims that you may have under the ADEA that may arise after the date this Agreement is signed;

e.	You fully understand this Agreement and are signing it voluntarily and of your own free will;

f.	You received this Agreement on or prior to your Separation Date, and you have up to 21 calendar days from that date to consider whether to sign it;

g.	If you wish to sign this Agreement prior to the expiration of the 21-day period explained above, you may do so;

h.	You have 7 calendar days following the date you sign this Agreement to revoke your release of claims under the ADEA, and your release of such claims will not become effective until the revocation period has expired without your revoking it (at which time it will become fully enforceable and irrevocable); and

i.	To revoke your release of claims under the ADEA, you must deliver to Harris (via both U.S. mail and facsimile), within the 7-day revocation period, a signed written statement that you revoke your release of claims under the ADEA. The revocation must be postmarked within the period stated above and addressed to:

Robert L. Duffy
Senior Vice President, Human Resources and Administration
Harris Corporation
1025 W. NASA Blvd.
Melbourne, Florida 32919
Facsimile No. 321-409-4377

If you revoke your release of claims under the ADEA, you understand that you will not be entitled to receive the separation pay and other benefits described in this Agreement.

26.	Section 409A. This Agreement will be interpreted and construed in a manner that avoids the imposition of taxes and other penalties under Section 409A (“409A Penalties”). In the event that the terms of this Agreement provide deferred compensation within the meaning of Section 409A and do not comply with such section and regulations promulgated thereunder, the parties will cooperate diligently to amend the terms of this Agreement to avoid 409A Penalties, to the extent possible. In addition, in the event that the terms of this Agreement provide deferred compensation within the meaning of Section 409A, each payment of separation pay or other amount, or provision of benefits, pursuant to this Agreement will constitute a “separately identified” amount within the meaning of Treasury Reg. §1.409A-2(b)(2). Notwithstanding the foregoing, no particular tax result with respect to any income recognized in connection with this Agreement is guaranteed, and under no circumstances will Harris be responsible for any taxes, penalties, interest or other losses or expenses incurred by you due to any failure to comply with Section 409A other than Harris’ failure to comply with the terms and conditions of the applicable plan that is otherwise subject to Section 409A.

27.	Entire Understanding. This Agreement constitutes the entire agreement between you and Harris with respect to the subjects addressed herein. However, this Agreement is not intended to supersede the assignment of inventions provisions of your Harris Employee Agreement dated October 20, 2012, a copy of which has been provided to you.

28.	Withholding. Notwithstanding any other provision of this Agreement, Harris may withhold from amounts payable under this Agreement all amounts that are required to be withheld, including, but not limited to, federal, state, local and foreign taxes to be withheld by applicable laws or regulations.

29.	Successors and Assigns. This Agreement will be binding in all respects upon, and will inure to the benefit of, the parties’ representatives, heirs, executors, successors, and assigns.

30.	Governing Law. The validity and interpretation of this Agreement will be governed by Florida law without giving effect to principles of conflicts of law. The parties stipulate that jurisdiction and venue will lie exclusively in Brevard County, Florida or the United States District Court for the Middle District of Florida for any action involving the validity, interpretation and enforcement of this Agreement, for any claim for breach of this Agreement, and for damages or any other relief sought under this Agreement.

31.	Severability. In the event that any provision of this Agreement is found to be partially or wholly invalid, illegal or unenforceable, the parties agree that such provision shall be modified or restricted as necessary to render it valid, legal and enforceable. It is expressly understood and agreed that such modification or restriction may be accomplished by mutual accord between the parties or, alternatively, by disposition of a court. The parties further agree that if such provision cannot under any circumstances be so modified or restricted, it shall be excised from this agreement without affecting the validity, legality or enforceability of any of the remaining provisions.

32.	Preparation of Agreement. This Agreement will be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the parties hereto. Regardless of which party initially drafted this Agreement, it will not be construed against any one party, and will be construed and enforced as a mutually-prepared document.

33.	Burden of Proof. Any party contesting the validity or enforceability of any term of this Agreement will be required to prove by clear and convincing evidence fraud, concealment, failure to disclose material information, unconscionability, misrepresentation, or mistake of fact or law.

34.	Counterparts. This Agreement may be executed in counterparts or by copies transmitted electronically, all of which have the same force and effect as the original.

[Signature Page Follows]

PLEASE READ AND CAREFULLY CONSIDER THIS AGREEMENT BEFORE SIGNING IT. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, INCLUDING BUT NOT LIMITED TO THOSE MADE UNDER FEDERAL, STATE, AND/OR LOCAL LAWS PROHIBITING DISCRIMINATION IN EMPLOYMENT, TO THE EXTENT PERMITTED BY LAW.

YOU AFFIRM AND ACKNOWLEDGE THAT, EXCEPT AS OTHERWISE PROVIDED HEREIN, HARRIS HAS PAID YOU ANY AND ALL WAGES, BONUSES, COMMISSIONS, INCENTIVES, SEVERANCE PAY, AND/OR VACATION PAY OWED TO YOU AS A RESULT OF YOUR EMPLOYMENT BY HARRIS, AND YOU AGREE THAT NO SUCH FURTHER PAYMENTS OR AMOUNTS ARE OR WILL BE OWED.

Agreed to:

Employee:	Harris Corporation

/s/ Gary L. McArthur	By:	/s/ Robert L. Duffy
Signature	Name:	Robert L. Duffy
	Title:	Senior Vice President
Human Resources and Administration

Gary L. McArthur	Date:	February 12, 2014
Print Name

Date:	February 12, 2014